Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chindex International, Inc.
Bethesda, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114996 and 333-123975) and Form S-8 (Nos. 333-128754 and 333-43946) of Chindex International, Inc. of our reports dated June 12, 2007, relating to the consolidated financial statements and the effectiveness of Chindex International, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

We also consent to the incorporation by reference of our report dated June 12, 2007 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Bethesda, Maryland
June 14, 2007